EXHIBIT 23.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS

Beartooth Platinum Corporation (formerly Idaho Consolidated Metals Corp.)

We hereby consent to the incorporation by reference in the Registration Statement Form S-8, filed April 26, 2002 in connection with the registration of 6,586,442 shares under the Incentive Stock Option Plan of Beartooth Platinum Corporation, of our report dated February 22, 2002, except for the subsequent event described in note 11 which is at March 7, 2002, relating to the 2001 financial statements of Beartooth Platinum Corporation, which appears in the 2002 Form 10-KSB. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, B.C., Canada
May 16, 2003